Exhibit 2

Execution Copy

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of June 17, 2007 (this “Agreement”), among Freeze Operations Holding Corp., a Delaware corporation (“Parent”) and each of the other parties signatory hereto (each a “Stockholder” and collectively the “Stockholders”).

WHEREAS, Parent, Freeze Operations, Inc., a Massachusetts corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Friendly Ice Cream Corporation, a Massachusetts corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each issued and outstanding share (other than Excluded Shares) of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the right to receive the Merger Consideration.

WHEREAS, as of the date of this Agreement, except as set forth in this Agreement, each Stockholder owns of record and/or beneficially (in each case as noted on Schedule A hereto) the number of shares of Company Common Stock (including Restricted Shares) set forth beside such Stockholder’s name on the signature page hereto (such Company Common Stock, together with any other Company Common Stock acquired by any Stockholder after the date hereof, whether acquired directly or indirectly, by purchase, stock dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, or upon the exercise of Options, in each case from the date of this Agreement through the term of this Agreement, are collectively referred to herein as the Stockholders’ “Subject Shares”).

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has requested that the Stockholders agree, and each of the Stockholders has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

Section 1.1. Voting Agreement.

(a) Each Stockholder hereby agrees to vote (or cause to be voted) in person or by proxy, all Subject Shares that such Stockholder is entitled to vote at the time of any vote, at any meeting of the stockholders of the Company, and at any adjournment thereof, at which the Merger Agreement (or any amended version thereof) and the Merger are submitted for the consideration and vote of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company with respect to matters set forth in this Section 1.1, (i) to approve the Merger Agreement and any transactions contemplated thereby, including the Merger, and any actions in furtherance thereof requiring a vote of the Company stockholders and

(ii) in favor of any matter reasonably necessary for consummation of the transactions contemplated by the Merger Agreement. Any such vote will be cast or consent will be given in accordance with the procedures applicable thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The obligations of the Stockholders set forth in this Section 1.1 shall apply whether or not (A) the Company Board has effected an Adverse Recommendation Change or (B) the Company breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

(b) Each Stockholder hereby agrees that it shall vote its Subject Shares against, and shall not provide consents to, the approval of (i) any Alternative Transaction Proposal (other than an Alternative Transaction Proposal by Parent or any of its Affiliates), (ii) any extraordinary dividend or distribution by the Company or any of its Subsidiaries, (iii) any change in the capital structure of the Company or any of its Subsidiaries (other than pursuant to the Merger Agreement) and (iv) any other action that would reasonably be expected to result in any condition to the consummation of the Merger contained in Article IX of the Merger Agreement not being satisfied.

Section 1.2. Irrevocable Proxy. Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to its Subject Shares. By entering into this Agreement, each Stockholder hereby irrevocably and unconditionally grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote or execute consents in the manner contemplated by Section 1.1. The proxy granted by such Stockholder pursuant to this Article 1 is coupled with an interest, is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Such proxy will expire automatically and without further action by the parties upon the termination of this Agreement. Each Stockholder shall perform such further acts and execute such further documents as may be required to vest in Parent the sole power to vote such Stockholder’s Subject Shares in the manner contemplated by Section 1.1.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby represents and warrants to Parent that:

Section 2.1. Authorization. If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the corporate or similar powers of such Stockholder and have been duly authorized by all necessary corporate or similar action. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement. This Agreement constitutes a valid and binding agreement of such Stockholder. If such Stockholder is a natural person and is married, and such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

Section 2.2. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and shall not (i) if such Stockholder is not an individual, violate any organizational documents of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder, (iv) result in the imposition of any lien on any asset of Stockholder or (v) violate any other agreement, arrangement or instrument to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound.

Section 2.3. Ownership of Subject Shares. Except as set forth on Schedule A hereto, to the best of such Stockholder’s knowledge, such Stockholder is the record and beneficial owner of the Subject Shares set forth beside such Stockholder’s name on the signature page hereto, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares), other than pursuant to this Agreement and such Stockholder has good and valid title to such Subject Shares. Except for this Agreement, none of the Subject Shares is subject to any voting trust or other agreement, arrangement or instrument with respect to the voting of such shares.

Section 2.4. Total Subject Shares. Except for the Subject Shares set forth beside such Stockholder’s name on the signature page hereto or any beneficial interests in Subject Shares that are set forth on Schedule A hereto, and except for any Options referred to in the immediately following sentence, to the best of such Stockholder’s knowledge, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) Options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. As of the date of this Agreement, the Stockholder owns no Options to acquire shares of capital stock of the Company.

Section 2.5. Reliance by Parent and Merger Sub. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to each Stockholder that (i) the execution, delivery and performance by it of this Agreement and Parent’s and Merger Sub’s execution, delivery and performance of the Merger Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby are within Parent’s and Merger Sub’s respective corporate powers and have been duly authorized by all necessary corporate or similar action and (ii) this Agreement and the Merger Agreement each constitutes Parent’s and Merger Sub’s valid and binding agreement. Parent understands that each Stockholder is entering into this Agreement in reliance upon Parent’s and Merger Sub’s execution and delivery of the Merger Agreement.

ARTICLE IV

COVENANTS OF STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby covenants and agrees that:

Section 4.1. No Interference; No Transfers. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent which may be withheld in its sole discretion, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) voluntarily take any action that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect in any material respect of preventing such Stockholder from performing its obligations under this Agreement or (iii) voluntarily sell, assign, transfer, pledge, encumber, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively , a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer of any Subject Shares during the term of this Agreement except for Transfers in the case of Stockholders who are individuals, upon the death of such Stockholder, pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession; provided that such Subject Shares shall remain subject to the terms of this Agreement. For purposes of this Section 4.1, the term “sell” or “sale” or any derivatives thereof shall include (i) a sale, Transfer or disposition of record or beneficial ownership, or both and (ii) a short sale with respect to Company Common Stock or substantially identical property, entering into or acquiring an offsetting derivative contract with respect to Company Common Stock or substantially identical property, entering into or acquiring a futures or forward contract to deliver Company Common Stock or substantially identical property or entering into any transaction that has the same effect as any of the foregoing.

Section 4.2. Other Transactions. Each of the Stockholders agrees that it shall not, nor shall they authorize or permit any of their respective Representatives retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate, induce, facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making, submission or announcement of any proposal that constitutes or could reasonably be expected to lead to, an Alternative Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations (other than with Parent, Merger Sub or their respective directors, officers or employees or Representatives) regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Alternative Transaction Proposal. Each of the Stockholders will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including any such activities, discussions or negotiations conducted by Affiliates or representatives of the Company or the Company Subsidiaries) with respect to consideration of any Alternative Transaction Proposal. Each of the Stockholders shall promptly (and, in any event, within 24 hours) advise Parent orally and in writing of any Alternative Transaction Proposal, the terms and conditions of any such Alternative Transaction Proposal (including any changes thereto) and the identity of the Person making any such Alternative Transaction Proposal and of any discussions, explorations or negotiations sought to be entered into or continued by such Person with such Stockholder or any of its respective Representatives. The Stockholders shall keep Parent reasonably informed of the status (including any change to the terms and conditions thereof) of any such Alternative Transaction Proposal. None of the Stockholders shall make an Alternative Transaction Proposal to the Company (including to the Company’s senior management or the Company Board).

Section 4.3. Further Assurances. Parent and each Stockholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate on the earlier of (i) the Effective Time, (ii) the date that the Merger Agreement is terminated in accordance with its terms, (iii) the four (4)-month anniversary of the date hereof (provided that in the event all conditions to the consummation of the Merger Agreement have been satisfied except for the conditions provided under Sections 9.1(a) and 9.1(b) thereof, the date provided under this clause (iii) shall be the five (5)-month anniversary of the date hereof), and (iv) the date on which the Merger Agreement is amended or amended and restated to provide for Merger Consideration of less than $15.50 per share; provided that Article II and this Article V shall survive any such termination.

Section 5.2. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.3. Successors and Assigns; No Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any of its Affiliates; provided further that no such transfer or assignment shall relieve Parent of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.4. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS IS MANDATORILY APPLICABLE. The parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and the Federal courts of the United States of America located in the Commonwealth of Massachusetts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Massachusetts Commonwealth or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.7 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.4.

Section 5.5. Counterparts; Effectiveness. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 5.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.7. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub:

c/o Sun Capital Partners, Inc.

5200 Town Center Circle

Suite 470

Boca Raton, Florida 33486

Attention: Gary Talarico and Deryl Couch

Facsimile: (561) 394-0540

    with an additional copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention: Steven A. Navarro, Esq.

Facsimile: (212) 309-6001

if to the Stockholders, to the address set forth on the signature pages this Agreement.

Section 5.8. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The words “beneficial ownership” and “owned beneficially” and words of similar import when used in this Agreement shall be deemed to mean “beneficial ownership” as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any termination of this Agreement pursuant to Section 5.1 hereof, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 5.10. Acknowledgment. Parent acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial (as applicable) owner of the Subject Shares and nothing herein shall limit or affect any actions taken by such Stockholder, or require such Stockholder to take any action or abstain from taking any action, in his or her capacity as an officer or director of the Company, including to disclose information acquired solely in his or her capacity as an officer or director of the Company, and any actions taken by (or failure to take any actions by) any Stockholder in such capacity shall not be deemed to constitute a breach of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FREEZE OPERATIONS HOLDING CORP.

By:	/s/ Gary Talarico
Name:	Gary Talarico
Title:	Vice President

[Signature Page to Stockholders Agreement]

Subject Shares Owned	Stockholder	Notice Information

1,055,100	/s/ S. Prestley Blake S. Prestley Blake	S. Prestley Blake c/o Jeffrey E. Swaim, Esq. Mirick, O’Connell, DeMallie & Lougee, LLP 100 Front Street Worcester, MA 01608 Telephone: (508) 791-8500

[Signature Page to Stockholders Agreement]

SCHEDULE A

BENEFICIAL OWNERSHIP OF SUBJECT SHARES

Shares	Owner of Record	Beneficial Owner
1,055,100	SPB Family Limited Partnership	S. Prestley Blake